CUSIP No. 42217K106	13G	Page 9 of 9 Pages
Exhibit A to Schedule 13G

Joint Filing Agreement
Pursuant to Rule 13d-1(k)
        The undersigned persons (the “Reporting Persons”) hereby agree that a joint statement on this Schedule 13G, and any amendments thereto, be filed on their behalf by ING Groep N.V.
        Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning each of them contained therein, but none of the Reporting Persons is responsible for the completeness or accuracy of the information concerning any other Reporting Person.
Date:  August 14, 2008

ING GROEP N.V.

By:	/s/ Eric E. Ribbers

Name: Eric E. Ribbers
Title: Senior Compliance Officer

By:	/s/ R.M. Fischmann

Name: R.M. Fischmann
Title: Head of Compliance, Regulator & Industry Body

ING CLARION REAL ESTATE SECURITIES, L.P.

By:	/s/ William Zitelli

Name: William Zitelli
Title: Chief Compliance Officer